Exhibit 99.3
WebMD Health Corp.
Financial Guidance Summary
For the Year ending December 31, 2011
(in millions, except per share amounts)

	Guidance Range
Revenue	$580.0	$600.0

Earnings before interest, taxes, depreciation, amortization and other non-cash items (“Adjusted EBITDA”) (a)	$200.0	$210.0

Interest, taxes, depreciation, amortization and other non-cash items (b)
Interest income	0.5	0.5
Interest expense	(20.7)	(20.7)
Depreciation and amortization	(30.0)	(28.0)
Non-cash stock-based compensation	(41.0)	(38.0)
Gain on investments	13.5	13.5
Other expense, net	(0.1)	(0.1)

Pre-tax income from continuing operations	122.2	137.2

Income tax provision	(51.2)	(57.2)

Income from continuing operations	71.0	80.0

Income from discontinued operations, net of tax	7.4	7.4

Net income	$78.4	$87.4

Income from continuing operations per share:
Basic	$1.19	$1.35

Diluted	$1.16	$1.29

Net income per share:
Basic	$1.32	$1.47

Diluted	$1.26	$1.39

Weighted-average shares outstanding used in computing per share amounts:
Basic	59.0	59.0

Diluted	71.0	71.0

(a)	See Annex A — Explanation of Non-GAAP Financial Measures

(b)	Reconciliation of Adjusted EBITDA to income from continuing operations
Additional information regarding forecast for the quarter ending September 30, 2011:
•	Revenue is forecasted to be $135 million to $140 million in the quarter ending September 30, 2011

•	Adjusted EBITDA as a percentage of revenue is forecasted to be approximately 29% in the quarter ending September 30, 2011

•	Income from continuing operations as a percentage of revenue is forecasted to be approximately 6.4% in the quarter ending September 30, 2011

•	Basic and diluted share count is forecasted to be approximately 59 million and 61 million, respectively. The 2.50% and 2.25% Convertible Notes are not expected to be dilutive to income from continuing operations per share during the quarter ending September 30, 2011.

•	Basic and diluted income from continuing operations per share is forecasted to be in excess of $0.15 and $0.14, respectively.
Additional information regarding full year forecast:
•	Income tax rate for 2011 is forecasted to be approximately 42% of pretax income.

•	The distribution of the annual revenue is expected to be approximately 86% public portals advertising and sponsorship and 14% private portal licensing. Quarterly revenue distributions may vary from this annual estimate

•	2011 guidance includes actual gains on investments during the six months ended June 30, 2011 and forecasted amortization of the ARS Option for the six months ending December 31, 2011, but excludes any potential gains on investments during the six months ending December 31, 2011
Additional information regarding full year income per share calculations:
•	Basic income per share: Reflects a reduction to income of $0.6 million to consider the effect of restricted stock.

•	Diluted income per share: Reflects an increase to income of $6.7 million and $5.2 million for the interest expense (net of tax) on the 2.50% and 2.25% Convertible Notes, respectively, offset by a reduction to income of $0.6 million to consider the effect of restricted stock. The diluted share count reflects an additional 6 million and 4 million shares, related to the 2.50% and 2.25% Convertible Notes, respectively.